                                                                    EXHIBIT 8

                       [CBI INDUSTRIES, INC. LETTERHEAD]


                                        July 16, 1987


Mr. John E. Jones
840 N. Washington Street
Hinsdale, Illinois  60521


Dear John:

        In order to confirm the meaning and intent of my letter of January 4, 1982, which set forth the agreement between CBI Industries, Inc. ("CBI") and yourself as to the pension benefits payable to you by either or both of CBI and the CBI Pension Plan, this letter shall be a further amendment to the letter of January 4, 1982 and my letter of December 19, 1986.

        We agree that on and after May 3, 1987, the date on which the sum of your actual CBI service and your Continental Service ("total service") equaled the 30 years of service required under the provisions of the CBI Pension Plan ("the Plan") to qualify you for immediate early retirement, any termination of your employment from CBI or its affiliates for any reason shall constitute retirement for purposes of the Plan and for payment of a pension benefit from CBI based on such total service.

        Please indicate your agreement to the above by signing the two copies of this letter signed by me, and returning one copy to me.

                                        Sincerely,

                                        /s/ W. A. Pogue

                                        W. A. Pogue, Chairman and
                                        Chief Executive Officer


     /s/ John E. Jones
------------------------------
         J. E. Jones

          7-28-87
------------------------------
           Date

                                [CBI LETTERHEAD]


December 19, 1986


Mr. John E. Jones
840 N. Washington Street
Hinsdale, Illinois  60521

Dear John:

        In order to clarify the meaning and intent of my letter of January 4, 1982, which set forth the agreement between CBI Industries, Inc. ("CBI") and yourself as to the pension benefits payable to you by either or both of CBI and the CBI Pension Plan, this letter shall be an amendment to the letter of January 4, 1982.

        We agree that:

            1. Paragraph 4 of the letter of January 4, 1982 is deleted and shall be considered as of no effect and never to have been part of our agreement.

            2. The list of pension examples attached to the letter of January 4, 1982 were then and are now intended and constitute examples provided for your personal benefit and financial planning only, and are in no way substantive provisions of, nor in any way modify, amend or add to, the agreement expressed in the letter of January 4, 1982.

        Please indicate your assent to the above by signing the two copies of this letter signed by me, and returning one copy to me.

                                        Very truly yours,


                                        /s/ W.A. Pogue

                                        W.A. Pogue, Chairman and
                                        Chief Executive Officer


/s/ John E. Jones
-------------------------
    J.E. Jones

Date: December 23, 1986
      -------------------

                       [CBI INDUSTRIES, INC. LETTERHEAD]

                                                                January 4, 1982


Mr. John E. Jones
840 N. Washington
Hinsdale, IL  60521

Dear John:

The purpose of this letter is to memorialize previous discussions that took place at the time of your employment as a full-time employee of CBI Industries, Inc., relating to retirement benefits.

Immediately prior to such employment, you were an employee of Continental Illinois National Bank and Trust Company of Chicago and as such you were a participant in the Continental Illinois Employees' Pension Plan (hereinafter called "Continental Plan") and had accumulated under that Plan 22.83 years of service (hereinafter called "Continental Service"). At the time of terminating employment with the Continental Bank, you had vested rights in the Continental Plan which would entitle you to an annual pension in the form of a single life annuity of $37,844.45 upon your attaining age 65. However, the Continental Plan makes available certain retirement options, including an actuarially reduced benefit as early as age 55, and the alternative election of either (i) a joint and survivor annuity where payments continue until the death of the surviving spouse (or another approved dependent), or (ii) a ten year certain annuity where payments would be made for your life but not less than 120 guaranteed monthly payments to you or your named beneficiary.

At the time of your employment by CBI Industries, Inc., it was our desire that your pension benefits upon retirement as a CBI employee, after taking into account benefits that you will receive under the Continental Plan, would not be less than benefits that you might have enjoyed had you been a CBI employee during the combined periods of your CBI Service and your Continental Service. You will recognize, of course, that the CBI Pension Plan does not contain provisions for recognition of service with unrelated employers, and for that reason the retirement benefits that you will receive will come from the CBI Pension Trust to the extent that benefits are payable under the provisions of the CBI Pension Plan, applicable law and ERISA regulations, and the balance from the general assets of CBI Industries, Inc.

Accordingly, the following has been agreed:

1. Your participation and accrual of vested benefits under the CBI Pension Plan will begin on the date of your employment, namely March 3, 1980.

2. Your pension benefits will be calculated as including your Continental Service for both "Years of Service" and "Credited Service" in the event of your retirement under the Plan or your death while in service with CBI.

                       [CBI Industries, Inc. Letterhead]


J.E. Jones
1/4/82
Page 2
----------


3. In calculating your total CBI pension benefits as described above, there shall be offset the value of your benefits under the Continental Plan, which value shall be the amount of a monthly single life annuity payable at the same time as you first begin receiving a pension under this agreement whether or not you begin receiving that annuity at that time, but that offset will not be applied with respect to the calculation of the benefit that will be paid to your eligible surviving spouse in the event of your death following your retirement. The benefit payable to your surviving spouse, should you die while still in CBI service, will be offset by the amount payable to her under the Continental Plan.

4. Your retirement benefits as a CBI employee may be reviewed in the event that either the Continental Plan or the CBI Pension Plan is terminated prior to your retirement.


This letter, when accepted by you as evidenced by your signature on the acceptance copy thereof, will constitute a binding obligation of CBI Industries, Inc. with respect to your retirement benefits. Nevertheless, this letter shall not be deemed as a contract of employment or as an obligation of CBI Industries, Inc. to continue to employ you. Nor shall this letter be deemed as affecting or affected by other benefits that may be provided by the Company to its employees, such as but not limited to the CBI Profit Sharing Plan, the CBI Restricted Stock Award Plan and the CBI Employee Stock Purchase Plan.

In order to provide guidance for the future, we have prepared a sheet of examples of calculations or results flowing from the agreement contained in this letter, and a copy of that sheet is attached for your reference.

If this letter properly sets forth the understanding that was reached at the time of your employment, please so indicate by signing the acceptance endorsement appearing on both signed copies of this letter, and returning one fully-executed copy to us for our records.

                                        Sincerely yours,

                                        Chairman & President
                                        /s/ W.A. Pogue

lkr
attachment

ACCEPTED THIS 6 day of January, 1982

/s/  John E. Jones
--------------------
J.E. Jones

Sheet attached to Letter from CBI Industries, Inc. to J.E. Jones dated January 4, 1982.

1. J. E. Jones has a deferred vested pension under the Continental Plan, based upon 22.83 years of service, equal to $37,844.45 annually payable at a normal retirement age of 65.

2. J. E. Jones will have 30 years of Credited Service required to become eligible for an unreduced Inability pension upon accumulation of 7.17 years of CBI service.

3. J. E. Jones will have 35 years of Credited Service required to be eligible for an Early Retirement pension after 12.17 years of CBI service.

4. In the event J. E. Jones dies while employed by CBI, his eligible spouse's pension will be 50% of the amount of the pension Mr. Jones would have then been entitled to receive from the CBI Plan, under calculations using Credited Service equal to the sum of his Continental service and CBI service, offset by the actual amount paid to his eligible spouse from the Continental Plan.

5. If J. E. Jones dies after he has begun to receive a CBI pension, leaving an eligible surviving spouse, she will receive 50% of the pension Mr. Jones was receiving from the CBI Plan plus 50% of the Continental Plan offset being applied to his pension under this agreement at the time of his death.

6. If J. E. Jones terminates his CBI employment by retirement as provided in the CBI Pension Plan (because of age, Inability, Disability or qualifying years of Credited Service), his pension will be calculated using as Credited Service his CBI service plus his Continental service, but the pension will be offset by the amount of a single life annuity payable from the Continental Plan at the time of his retirement, regardless of the date he actually begins to receive a pension from the Continental Plan.

7. If J. E. Jones terminates his CBI employment otherwise than by death or retirement, then he will have a nonforfeitable right at age 65 to any pension he has accrued, based only on his CBI Credited Service, under the CBI Pension Plan to date of termination of employment, whether or not such accrued pension is then vested under the provisions of the CBI Pension Plan.